Exhibit 99.2

Kimbell Royalty Partners Boosts 2026 Production Guidance

Relative to prior 2026 guidance issued with Q4 2025 earnings release, Kimbell expects:

o	Record daily production, which at its midpoint for Q3 2026 and Q4 2026 guidance is a 10% and 15% increase, respectively, over the midpoint of prior 2026 guidance

o	Increase in oil production mix with Permian leading all categories including revenue, production, DUCs, permits and PUDs

o	Reduction in expected cash G&A per Boe, reflecting positive operating leverage

FORT WORTH, Texas, August 24, 2026 – Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell” or the “Company”), a leading owner of oil and gas mineral and royalty interests in over 17 million gross acres in 28 states, today announced updated guidance for the third and fourth quarters of 2026. The revised guidance is in connection with the previously announced closing of the purchase of mineral and royalty interests held by Mesa Royalties (portfolio companies of funds managed by NGP), in a cash and unit transaction valued at approximately $145.9 million (the “Mesa Acquisition)”, and the previously announced closing of the purchase of certain oil and gas royalty interests from certain affiliated sellers in a cash and unit transaction valued at approximately $221.2 million (the “Drop Down” and, together with the Mesa Acquisition, the “Acquisitions”).

Kimbell is entitled to all cash flow from production attributable to the Acquisitions beginning on and after the effective date of June 1, 2026 for each. Revenues and certain other operating statistics under generally accepted accounting principles (“GAAP”) were recorded for the Mesa Acquisition beginning on the closing date of June 22, 2026, and for the Drop Down beginning on the closing date of August 21, 2026.

2026 Guidance

Below is Kimbell’s updated guidance for the third and fourth quarters of 2026. The guidance for the third quarter of 2026 reflects a full quarter of production and operating statistics from the Mesa Acquisition and only 41 days of production and operating statistics from the Drop Down, based on management estimates, while the fourth quarter of 2026 reflects full quarters of production and operating statistics from both Acquisitions based on management estimates:

	Kimbell Royalty Partners LP

Q3 2026
Net Production - Mboe/d (6:1)	26.5	-	29.5
Oil Production - % of Net Production	32%	-	36%
Natural Gas Production - % of Net Production	43%	-	47%
Natural Gas Liquids Production - % of Net Production	19%	-	23%

Unit Costs ($/boe)
Marketing and other deductions	$1.45	-	$2.25
Depreciation and depletion expense	$13.00	-	$20.00
G&A
Cash G&A	$2.35	-	$2.55
Non-Cash G&A	$1.40	-	$1.80
Production and ad valorem taxes - % of Oil, Natural Gas and NGL Revenues	6.0%	-	8.0%

Payout Ratio ⁽¹⁾		75%

Q4 2026
Net Production - Mboe/d (6:1)	27.7	-	30.7
Oil Production - % of Net Production	32%	-	36%
Natural Gas Production - % of Net Production	43%	-	47%
Natural Gas Liquids Production - % of Net Production	19%	-	23%

Unit Costs ($/boe)
Marketing and other deductions	$1.45	-	$2.25
Depreciation and depletion expense	$13.00	-	$20.00
G&A
Cash G&A	$2.25	-	$2.45
Non-Cash G&A	$1.40	-	$1.80
Production and ad valorem taxes - % of Oil, Natural Gas and NGL Revenues	6.0%	-	8.0%

Payout Ratio ⁽¹⁾		75%

(1) The Company intends to pay out 75% of its projected cash available for distribution in quarterly distributions and utilize 25% of projected cash available for distribution to pay down a portion of the outstanding borrowings under its secured revolving credit facility each quarter.

About Kimbell Royalty Partners

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas. Kimbell owns mineral and royalty interests in over 17 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 137,000 gross wells. To learn more, visit http://www.kimbellrp.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements, which include updated financial and operating guidance, as well as statements regarding the anticipated benefits of the Acquisitions and operational data with respect to the Acquisitions, involve risks and uncertainties, including risks that the anticipated benefits of the Acquisitions are not realized; risks relating to Kimbell’s integration of the Acquisitions’ assets; and risks relating to Kimbell’s business, prospects for growth and acquisitions and the securities markets generally. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell’s filings with the Securities and Exchange Commission (“SEC”). These include risks inherent in oil and natural gas drilling and production activities, including risks with respect to low or declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks relating to the impairment of oil and natural gas properties; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices; risks relating to Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance; risks relating to Kimbell’s hedging activities; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks relating to delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to borrowing base redeterminations by Kimbell’s lenders; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to acquisitions, dispositions and drop downs of assets; risks relating to Kimbell’s ability to realize the anticipated benefits from and to integrate acquired assets, including the assets acquired in the Acquisition; and other risks described in Kimbell’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

Contact:

Zach Vaughan
Dennard Lascar Investor Relations
krp@dennardlascar.com
(713) 529-6600